Janus Capital Group Inc.
151 Detroit Street
Denver, CO 80206

VOTE BY INTERNET – www.proxyvote.com
You may submit a proxy electronically via the Internet at www.proxyvote.com until 11:59 p.m. EDT on April 24, 2017. Please have your proxy card in hand when you log on to the website. The Internet procedures are designed to authenticate a stockholder's identity to allow stockholders to vote their shares and confirm that their instructions have been properly recorded. Internet voting facilities for stockholders of record are available 24 hours a day. Voting via the Internet authorizes the named proxies to vote your shares in the same manner as if you had submitted a validly executed proxy card.

VOTE BY PHONE - 1-800-690-6903
You may submit a proxy by telephone, toll-free, at 1-800-690-6903 until 11:59 p.m. EDT on April 24, 2017. Please have your proxy card in hand when you call. The telephone voting procedures are designed to authenticate a stockholder's identity to allow stockholders to vote their shares and confirm that their instructions have been properly recorded. Voting by telephone authorizes the named proxies to vote your shares in the same manner as if you had submitted a validly executed proxy card.

VOTE BY MAIL
Mark, sign and date your proxy card and return it so that it is received by 11:59 p.m. EDT on April 24, 2017 in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote "FOR" proposals 1, 2, 3, 4, 5, 6, 7 and 8:	**For**	**Against**	**Abstain**
1. **Adoption of Merger Agreement.** To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of October 3, 2016, by and among Henderson Group plc, a company incorporated in Jersey, Channel Islands, Horizon Orbit Corp., a Delaware corporation and a direct and wholly owned subsidiary of Henderson, and Janus Capital Group Inc., a Delaware corporation, a copy of which is attached as Annex A to the proxy statement/prospectus accompanying this notice, pursuant to which Merger Sub will merge with and into Janus with Janus continuing as the surviving corporation as a direct and wholly owned subsidiary of Henderson (the "Janus merger proposal");	☐	☐	☐
2. **Approval, on an Advisory (Non-Binding) Basis, of Certain Compensatory Arrangements with Janus Named Executive Officers.** To consider and vote on a non-binding, advisory proposal to approve the compensation that may become payable to Janus's named executive officers in connection with the consummation of the merger (the "Janus compensation proposal");	☐	☐	☐
3. **Approval, on an Advisory (Non-Binding) Basis, of a Certain Amendment to the Henderson Memorandum of Association.** To consider and vote on a non-binding, advisory proposal to approve an amendment to the Henderson Memorandum of Association implementing the share consolidation of Henderson ordinary shares at a ratio of one new Janus Henderson ordinary share (or CDI) for every 10 Henderson ordinary shares (or CDIs, as applicable) outstanding, to be implemented effective upon the closing of the merger;	☐	☐	☐
4. **Approval, on an Advisory (Non-Binding) Basis, of a Certain Amendment to the Henderson Memorandum of Association.** To consider and vote on a non-binding, advisory proposal to approve an amendment to the Henderson Memorandum of Association increasing the authorized share capital of the company from $274,363,847.00 to $720,000,000;	☐	☐	☐
5. **Approval, on an Advisory (Non-Binding) Basis, of a Certain Amendment to the Henderson Articles of Association.** To consider and vote on a non-binding, advisory proposal to approve an amendment to the Henderson Articles of Association removing preemptive rights for Janus Henderson shareholders on new issuances of Janus Henderson ordinary shares;	☐	☐	☐
6. **Approval, on an Advisory (Non-Binding) Basis, of a Certain Amendment to the Henderson Articles of Association.** To consider and vote on a non - binding, advisory proposal to approve an amendment to the Henderson Articles of Association removing the requirement that the Janus Henderson board seek the approval of Janus Henderson shareholders to issue Janus Henderson ordinary shares;	☐	☐	☐
7. **Approval, on an Advisory (Non-Binding) Basis, of a Certain Amendment to the Henderson Articles of Association.** To consider and vote on a non-binding, advisory proposal to approve an amendment to the Henderson Articles of Association requiring directors of Janus Henderson to be re-elected at each annual Janus Henderson shareholder meeting (together with proposals 3 through 6, the "amendment proposals"); and	☐	☐	☐
8. **Adjournment of the Janus Special Meeting.** To consider and vote on a proposal to adjourn the Janus special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Janus merger proposal (the "Janus adjournment proposal").	☐	☐	☐

Please sign the proxy card exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Proxy Statement/Prospectus is available at www.proxyvote.com.        JANUS CAPITAL GROUP INC. Special Meeting of Stockholders April 25, 2017, 10:00 a.m. (local time) This proxy is solicited by the Board of Directors By signing this proxy, you revoke all prior proxies and appoint Richard M. Weil and Bruce L. Koepfgen, and each acting in the absence of the other, with full power of substitution, to vote your shares on the matters shown on the reverse side.  This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.            Continued and to be signed on reverse side